                                                                  Exhibit 99.A.5

[LOGO OF MASSMUTUAL(R) APPEARS HERE]
Massachusetts Mutual Life Insurance Company
Springfield MA 01111-0001
----------------
Flexible Premium
Variable Life
Insurance Policy
--------------------------------------------------------------------------------

        Policy Number

              Insured

 Selected Face Amount

--------------------------------------------------------------------------------

Dear Policy Owner:

READ YOUR POLICY CAREFULLY. We have used examples to explain some of its provisions. These examples do not reflect the actual amounts or status of this policy. As you read through the policy, remember the words "we," "us," and "our" refer to Massachusetts Mutual Life Insurance Company.

We will, subject to the terms of this policy, pay the death benefit to the Beneficiary when due proof of the Insured's death is received at our Home Office. The terms of this policy are contained on this and the following pages.

For service or information on this policy, contact the agent who sold the policy, any of our agency offices, or our Home Office.

YOU HAVE A RIGHT TO RETURN THIS POLICY. If you decide not to keep this policy, return it within 10 days after you receive it, or within 10 days after you receive the notice of right to withdraw, or within 45 days after the date of the
Part 1 of the application for this policy, whichever is latest. It may be returned by delivering or mailing it to our Home Office, to any of our agency offices, or to the agent who sold the policy. Then, the policy will be as though it had never been issued. We will promptly refund any premium paid for it minus any amounts withdrawn and minus any policy debt.

Signed for Massachusetts Mutual Life Insurance Company.

Sincerely yours,


           /s/ [SIGNATURE APPEARS HERE]    /s/ Thomas J. Finnegan, Jr.
           President                       Secretary

This Policy provides that:  Insurance is payable when the Insured dies.
                            Within specified limits, flexible premiums may be paid during the Insured's lifetime.
                            Annual dividends may be paid.

The amount of death benefit and the duration of insurance coverage may be fixed or variable as described in Parts 3 and 5.

The variable account value of the policy may increase or decrease in accordance with the experience of the Separate Account. There are no minimum guarantees as to the variable account value.

The fixed account value of the policy earns interest at a rate not less than the minimum described in the Interest On Fixed Account Value provision.


960-NY-9400

Policy Summary

This Summary briefly describes some of the major policy provisions. Since it does not go into detail, the actual provisions will control. See those provisions for full information and any limits that may apply. The "Where To Find It" on the inside of the back cover shows where these provisions may be found.

This is a variable life insurance policy. We will pay a death benefit if the Insured dies while the policy is in force. "In force" means that the insurance has not terminated. "Variable" means that all values that depend on the investment performance of the Separate Account shown on the Schedule Page are not guaranteed as to dollar amount.

Premiums for this policy are flexible. After the first premium has been paid, there is no requirement that any specific amount of premium be paid on any date. Instead, within the limits stated in the policy, any amount may be paid on any date before the death of the Insured.

Premiums are applied to increase the value of this policy. Monthly charges are deducted from the value of this policy each month. If the monthly charges for a month exceed the value, the policy will terminate at the end of 61 days. There is, however, a right to reinstate the policy.

Other rights are available while the Insured is living. These include the rights to:

    .  Assign this policy;
    .  Change the Owner or any Beneficiary;
    .  Surrender this policy;
    .  Make withdrawals;
    .  Make loans;
    .  Change the Selected Face Amount;
    .  Change the Death Benefit Option;
    . Allocate net premiums among the Guaranteed Principal Account and the divisions of the Separate Account; and
    . Transfer values between the Guaranteed Principal Account and the divisions of the Separate Account.

This policy also includes a number of Payment Options. These provide alternate ways to pay the death benefit or the amount payable upon surrender of the policy.

960-NY-9400

                               THE SCHEDULE PAGE


This page shows specific information about this policy and is referred to throughout the policy.


                       POLICY NUMBER         0 000 000
                       INSURED               JOHN A. DOE
                       SELECTED FACE AMOUNT  $   100,000

Issue Date                      Jan 01 1995
Policy Date                     Jan 01 1995
Maturity Date                   Jan 01 2060
Insured's Age on Policy Date    35 Male


--------------------------------------------------------------------------------
BASIC POLICY INFORMATION
------------------------


                       Selected           Minimum                Death
Plan                  Face Amount       Face Amount         Benefit Option
----                  -----------       -----------         ---------------

Flexible Premium         $100,000     See Minimum Face      1 (See Part 5)
Variable Life                         Amount provision


--------------------------------------------------------------------------------
PREMIUM INFORMATION     As of Jan 01 1995
-------------------


First Premium           $1,200.00
Planned Annual Premium  $1,200.00
Planned Premium on other frequencies is as follows:


               Semiannual      Quarterly       Monthly
               ----------      ---------       -------
               $600.00          $300.00        $100.00


The maximum limit for premiums in any Policy Year is the greatest of: $1,310.00; the amount of premiums paid in the preceding Policy Year; and the highest amount that would not increase the amount of insurance that requires a charge.

For each Policy Year, Net Premium will not be less than 96.0% of premium paid in that Policy Year.

--------------------------------------------------------------------------------
SEPARATE ACCOUNT INFORMATION     (See The Separate Account provision in Part 3)
----------------------------

The Separate Account referred to in this policy is Massachusetts Mutual Variable Life Separate Account I.


Policy No.     0 000 000

The divisions of the Separate Account are:

     MML Equity          Oppenheimer Capital Appreciation
     MML Money Market    Oppenheimer Growth
     MML Managed Bond    Oppenheimer Global Securities
     MML Blend           Oppenheimer Strategic Bond


The types of investments and the objectives for each division are given in the Prospectus.

--------------------------------------------------------------------------------
LIMITATIONS ON TRANSFERS


Transfers may only be in whole-number percentages or dollar-and-cent amounts.

Transfers of values from the Guaranteed Principal Account to the Separate Account are limited to one each Policy Year. Any transfer from the Guaranteed Principal Account cannot be more than 25% of the fixed account value of this policy on the date the transfer is made.

As needed to comply with Section 404(c) of ERISA, we reserve the right to limit transfers such that no transfers may be made for at least 90 days after the preceding transfer. Any such limitation would not apply to a transfer of all funds in the Separate Account to the Guaranteed Principal Account, to transfers resulting from a policy loan, or to automated transfers in connection with any program the Company has in place.

--------------------------------------------------------------------------------
OTHER INFORMATION

Owner and Beneficiary - See application attached to this policy.

Loan Interest Rate - See application attached to this policy.

BASIS OF COMPUTATION - The Minimum Annual Interest Rate For The Guaranteed
--------------------
Principal Account is 3%. The Mortality Table is shown in the Table(s) Of Maximum Monthly Mortality Charges.


Policy No. 0 000 000
-1-  continued

                   TABLE OF MAXIMUM MONTHLY MORTALITY CHARGES


These Maximum Monthly Mortality charges are for each $1,000 of insurance that requires a charge. These charges apply to the original selected face amount of $100,000, issued on Jan 01 1995.


POLICY YEAR       MAXIMUM MONTHLY         POLICY YEAR          MAXIMUM MONTHLY
BEGINNING         MORTALITY CHARGE         BEGINNING           MORTALITY CHARGE
---------         ----------------         ---------           ----------------

Jan 01 1995            0.14096             Jan 01 2030             2.94130
Jan 01 1996            0.14764             Jan 01 2031             3.31274
Jan 01 1997            0.15683             Jan 01 2032             3.63093
Jan 01 1998            0.16685             Jan 01 2033             4.05839
Jan 01 1999            0.17854             Jan 01 2034             4.54126
Jan 01 2000            0.19107             Jan 01 2035             5.06274
Jan 01 2001            0.20611             Jan 01 2036             5.62182
Jan 01 2002            0.22115             Jan 01 2037             6.21387
Jan 01 2003            0.23870             Jan 01 2038             6.83324
Jan 01 2004            0.25626             Jan 01 2039             7.49616
Jan 01 2005            0.27717             Jan 01 2040             8.22966
Jan 01 2006            0.29975             Jan 01 2041             9.05445
Jan 01 2007            0.32401             Jan 01 2042             9.99708
Jan 01 2008            0.34996             Jan 01 2043             11.07332
Jan 01 2009            0.37927             Jan 01 2044             12.26712
Jan 01 2010            0.41026             Jan 01 2045             13.55591
Jan 01 2011            0.44713             Jan 01 2046             14.91787
Jan 01 2012            0.48989             Jan 01 2047             16.34412
Jan 01 2013            0.53771             Jan 01 2048             17.80841
Jan 01 2014            0.59311             Jan 01 2049             19.33267
Jan 01 2015            0.65444             Jan 01 2050             20.94168
Jan 01 2016            0.72255             Jan 01 2051             22.66794
Jan 01 2017            0.79493             Jan 01 2052             24.57677
Jan 01 2018            0.87327             Jan 01 2053             26.76407
Jan 01 2019            0.96182             Jan 01 2054             29.63735
Jan 01 2020            1.06061             Jan 01 2055             33.93112
Jan 01 2021            1.17052             Jan 01 2056             41.27938
Jan 01 2022            1.29585             Jan 01 2057             56.04155
Jan 01 2023            1.43921             Jan 01 2058 AND LATER   83.33333
Jan 01 2024            1.60155
Jan 01 2025            1.78129
Jan 01 2026            1.97513
Jan 01 2027            2.18574
Jan 01 2028            2.41241
Jan 01 2029            2.66044

Commissioners 1980 Standard Ordinary Nonsmoker  Mortality Table - Male


POLICY NO. 0 000 000

                    TABLE OF MINIMUM FACE AMOUNT PERCENTAGES


The minimum face amount on any date is a percentage of the account value on that date. The percentages that apply are shown below.


POLICY YEAR          MINIMUM FACE          POLICY YEAR        MINIMUM FACE
BEGINNING          AMOUNT PERCENTAGE        BEGINNING        AMOUNT PERCENTAGE
---------          -----------------        ---------        -----------------

Jan 01 1995                438%             Jan 01 2030            155%
Jan 01 1996                424%             Jan 01 2031            152%
Jan 01 1997                410%             Jan 01 2032            148%
Jan 01 1998                396%             Jan 01 2033            145%
Jan 01 1999                383%             Jan 01 2034            143%
Jan 01 2000                370%             Jan 01 2035            140%
Jan 01 2001                358%             Jan 01 2036            138%
Jan 01 2002                347%             Jan 01 2037            135%
Jan 01 2003                335%             Jan 01 2038            133%
Jan 01 2004                324%             Jan 01 2039            131%
Jan 01 2005                314%             Jan 01 2040            129%
Jan 01 2006                304%             Jan 01 2041            127%
Jan 01 2007                294%             Jan 01 2042            126%
Jan 01 2008                285%             Jan 01 2043            124%
Jan 01 2009                276%             Jan 01 2044            123%
Jan 01 2010                268%             Jan 01 2045            121%
Jan 01 2011                259%             Jan 01 2046            120%
Jan 01 2012                251%             Jan 01 2047            119%
Jan 01 2013                244%             Jan 01 2048            118%
Jan 01 2014                236%             Jan 01 2049            117%
Jan 01 2015                229%             Jan 01 2050            116%
Jan 01 2016                223%             Jan 01 2051            115%
Jan 01 2017                216%             Jan 01 2052            114%
Jan 01 2018                210%             Jan 01 2053            112%
Jan 01 2019                204%             Jan 01 2054            111%
Jan 01 2020                199%             Jan 01 2055            110%
Jan 01 2021                193%             Jan 01 2056            109%
Jan 01 2022                188%             Jan 01 2057            107%
Jan 01 2023                183%             Jan 01 2058            106%
Jan 01 2024                179%             Jan 01 2059            104%
Jan 01 2025                174%             Jan 01 2060 and later  100%
Jan 01 2026                170%
Jan 01 2027                166%
Jan 01 2028                162%
Jan 01 2029                158%


Nonsmoker Class.


POLICY NO.           0 000 000

                           TABLE OF SURRENDER CHARGES

The following charges apply to the original Selected Face Amount of $100,000 issued on Jan 1, 1995.

The charges are the sum of A and ( B multiplied by C ).


   Date          A            (B   x   C)
   ----          -             -       -

Jan 01 1995    $500.00         B       1
Jan.01 1996     500.00         B       1
Jan 01 1997     500.00         B       1
Jan 01 1998     500.00         B       1
Jan 01 1999     500.00         B       1
Jan 01 2000     400.00         B       1
Jan 01 2001     300.00         B       1
Jan 01 2002     200.00         B       1
Jan 01 2003     100.00         B       1
Jan 01 2004     0              B       1
Jan 01 2005     0              B       1
Jan 01 2006     0              B      .90
Jan 01 2007     0              B      .75
Jan 01 2008     0              B      .55
Jan 01 2009     0              B      .30
Jan 01 2010     0              B       0


Factors A and C grade uniformly each month between the dates shown.

Factor B equals:
  26% of total premiums paid from 0 through $1,012.00; plus
  4% of total premiums paid from $1,012.01 through $3,036.00.


Policy No.       0 000 000

Part l.  The Basics Of This Policy

In this Part we discuss some insurance concepts that are necessary to understand this policy.

The Parties Involved - Owner, Insured, Beneficiary, Irrevocable Beneficiary

The Owner is the person who owns this policy, as shown on our records.

The Insured is the person whose life this policy insures. The Insured may be the Owner of this policy, or someone else may be the Owner.

Example: You buy a policy that insures your own life and name yourself as Owner. In this case, you are both the Insured and Owner. If you buy a policy that insures your son and name yourself as Owner, then the Insured and Owner are different people.

A Beneficiary is any person named on our records to receive insurance proceeds after the Insured dies. There may be different classes of Beneficiaries, such as primary and secondary. These classes set the order of payment. There may be more than one Beneficiary in a class.

Example: Debbie is named as primary (first) Beneficiary. Anne and Scott are named as Beneficiaries in the secondary class. If Debbie is alive when the Insured dies, she receives the death benefit. But if Debbie is dead and Anne and Scott are alive when the Insured dies, Anne and Scott receive the death benefit.

Any Beneficiary may be named an Irrevocable Beneficiary. An Irrevocable Beneficiary is one whose consent is needed to change that Beneficiary. Also, this Beneficiary must consent to the exercise of certain other rights.

Dates - Policy Date, Policy Anniversary Date, Policy Year, Issue Date, Maturity Date, Monthly Calculation Date, Valuation Date, Valuation Period, Valuation Time, Register Date

The Policy Date is shown on the Schedule Page. It is the starting point for determining Policy Anniversary Dates and Policy Years. The first Policy Anniversary Date is one year after the Policy Date. The period from the Policy Date to the first Policy Anniversary Date, or from one Policy Anniversary Date to the next, is called a Policy Year.

Example: The Policy Date is June 10, 19X6. The first Policy Anniversary Date is June 10, 19X7. The period from June 10, 19X6, through June 9, 19X7, is a Policy Year.

The Issue Date is also shown on the Schedule Page. The Issue Date is used to determine the start of the suicide and contestability periods. We discuss contestability below. See Part 5 for a discussion of the suicide exclusion.

The Maturity Date is also shown on the Schedule Page. If sufficient premiums are paid, the policy will continue in force to, but not including, the Maturity Date. Then it matures and the insurance terminates. Any cash surrender value the policy has on the Maturity Date will be paid to the Owner. The payment of planned premiums does not guarantee that this policy will continue in force to the Maturity Date.

The Monthly Calculation Date is the monthly date on which we deduct monthly charges for this policy. The first Monthly Calculation Date is the Policy Date. Subsequent Monthly Calculation Dates are the same day of each month thereafter.

A Valuation Date is any date on which the New York Stock Exchange (or its successor) is open for trading. A Valuation Period is the period of time from the end of one Valuation Date to the end of the next Valuation Date. A Valuation Time is the time the New York Stock Exchange (or its successor) closes on a Valuation Date. All actions that are to be performed on a Valuation Date will be performed as of the Valuation Time.

The Register Date is the date on which the first net premium payment for this policy is allocated to the Separate Account or the Guaranteed Principal Account. It is the Valuation Date that is on, or next follows, the latest of:

        . The Policy Date;
        . The date on which we receive a completed Part 1 of the application for this policy at our Home Office; and
        . The date on which we receive the first premium for this policy at our Home Office.

Policy A Legal Contract

This policy is a legal contract between the Owner and us. The entire contract consists of the application and the policy, which includes any riders the policy has. We have issued this policy in return for the application and the payment of the first premium. Any changes or waiver of its terms must be in writing and signed by our Secretary or an Assistant Secretary to be effective.

Representations And Contestability

We rely on all statements made by or for the Insured in the application(s). Legally, those statements are considered to be representations and not warranties. We can bring legal action to contest the validity of this policy, or any increase in the Selected Face Amount, or any change in the Death Benefit Option applied for after the Issue Date, for any material misrepresentation of a fact. To do so, however, the misrepresentation must have been made in the application or in a supplemental application to increase the Selected Face Amount or change the Death Benefit Option, and a copy of the application must have been attached to this policy when issued or made a part of the policy when the increase or change became effective.

Except for any increases in the Selected Face Amount and any change in Death Benefit Option 1 to Death Benefit Option 2 applied for after the Issue Date, we cannot contest the validity of this policy after it has been in force during the lifetime of the Insured for two years from its Issue Date. For any increase in the Selected Face Amount, we cannot contest the validity of that increase:

        . After it has been in effect for two years during the lifetime of the Insured, if the increase is not provided by an insurability protection type rider this policy has; and
        . After the policy has been in force during the lifetime of the Insured for two years after the Issue Date of any insurability protection type rider this policy has, if the increase is provided by that rider.

For any change in Death Benefit Option 1 to Death Benefit Option 2, we cannot contest the validity of that change after it has been in effect for two years during the lifetime of the Insured.

Misstatement Of Age Or Sex

If the Insured's sex or date of birth as given in the application is not correct, an adjustment will be made. If the adjustment is made when the Insured dies, the death benefit will reflect the amount provided by the most recent monthly charge according to the correct age and sex. If the adjustment is made before the Insured dies, then future monthly charges will be based on the correct age and sex.

Currency

All payments made to us and by us will be in the lawful currency of the United States of America. All monetary amounts shown in this policy are in U.S. dollars.

Meaning Of In Force

"In force" means that the insurance provided by this policy has not terminated. This policy will be in force from its Issue Date or, if later, the date the first premium is paid.

This policy will continue in force to the Insured's death if:

        . The account value less any policy debt is sufficient to cover the monthly charges due on each Monthly Calculation Date; and . Policy debt does not exceed the account value less any surrender charges that apply; and
        . This policy is not surrendered.

The factors that can affect this policy's account value include:

        . The amount and timing of premium payments;
        . Any elected changes in the Selected Face Amount;
        . Any elected changes in the Death Benefit Option;
        . Any withdrawals or transfers of values;
        . Any changes in any riders;
        . Any outstanding policy debt;
        . The monthly charges deducted from the account value;
        . The interest earned on the fixed account value;
        . The net investment experience of the Separate Account for this policy;
          and
        . Any dividends allocated to this policy.

Each of these factors is discussed in detail elsewhere in this policy.

Home Office

Our Home Office is in Springfield, Massachusetts. The address is Massachusetts Mutual Life Insurance Company, Springfield, Massachusetts 01111-0001.

Part 2.  Premium Payments

Premiums are the payments that may be paid to us to increase the account value of this policy.

The First Premium

The first premium for this policy is shown on the Schedule Page. This premium is due on the Policy Date. This policy will not be in force until the first premium has been paid.

Planned Premiums

The planned annual premium for this policy is shown on the Schedule Page. Planned premiums on other frequencies are also shown on that page. The frequency of planned premiums for this policy is as elected in the application. This frequency may be changed by giving us advance written notice.

We also provide a pre-authorized payment plan. This plan, and any other alternate premium plans we provide, are covered by the rules and rates we set.

The payment of planned premiums on the frequency elected does not guarantee that this policy will continue in force.

Premium Flexibility And Premium Notices

After the first premium has been paid, there is no requirement that any amount of premium be paid on any date. Subject to the Right To Refund Premiums provision in this Part, while this policy is in force any amount of premium may be paid at any time before the death of the Insured. However, each premium paid must be at least $10 or, if greater, the amount needed to prevent termination, as discussed in the Grace Period And Termination provision in Part 3.

We will send premium notices for the planned premium according to the amount and frequency in effect. We will stop sending notices for the planned premium if no premium has been paid for l8 consecutive months. However, if a premium is paid after that time, we will send notices for the planned premium again.

We will also send notice of any premium needed to prevent termination of this policy.

Premium notices will be sent only while this policy is in force.

Where To Pay Premiums

All premiums are payable to us at our Home Office or at the place shown for payment on the premium notice. Upon request, a receipt signed by our Secretary or an Assistant Secretary will be given for any premium payment.

Right To Refund Premiums

We have the right to promptly refund any amount of premium paid if application of that premium to the account value would increase the amount of insurance that requires a charge. This right is limited to premiums paid in a Policy Year that exceed the maximum limit shown on the Schedule Page.

Net Premium

A net premium is a premium we receive for this policy less the charges we deduct at that time. Net premium, expressed as a percentage of a premium we receive, is shown on the Schedule Page.

Allocation Of Net Premiums

Each net premium we receive will be allocated among the Guaranteed Principal Account and the divisions of the Separate Account, according to the net premium allocation then in effect. We will allocate the first net premium payment as of the Register Date.

The net premium allocation is specified in the application for this policy. This allocation will remain in effect until changed by any later election satisfactory to us and received at our Home Office. The amount of each net premium we receive for this policy for allocation to a division of the Separate Account will be applied to purchase accumulation units for this policy in that division. See the Purchase And Sale Of Accumulation Units provision in Part 3.

Part 3.  Accounts, Values, And Charges

This policy provides that certain values (referred to as the variable account values) are based on the investment performance of the Separate Account and are not guaranteed as to dollar amount. This policy also provides that other values (referred to as the fixed account values) are based on the interest credited to the Guaranteed Principal Account. The account value of this policy is the variable account value plus the fixed account value. This Part gives information about the Separate Account, the Guaranteed Principal Account, and the values and monthly charges connected with them.

The Separate Account And The Guaranteed Principal Account

The Separate Account

The Separate Account shown on the Schedule Page is a separate investment account we have established under Massachusetts law. It is also subject to the laws of the state in which this policy was delivered.

The Separate Account has a number of divisions. Each division invests in shares of an investment Fund. The divisions are shown on the Schedule Page.

The values of the assets in the divisions are variable and are not guaranteed. They depend on the investment results of the Separate Account shown on the Schedule Page.

We own the assets of the Separate Account. Those assets will only be used to support variable life insurance policies. That portion of the assets equal to the reserves and other liabilities of the Separate Account will not be charged with liabilities that arise from any other business we may conduct. However, we may transfer to our general account any assets exceeding the reserves and other liabilities of the Separate Account. The income and the realized and unrealized capital gains and losses from each division of the Separate Account are credited to or charged against that division without regard to any of our other income, capital gains, or capital losses. The assets of the Separate Account are protected from the claims of our creditors.

Changes In The Separate Account

We have the right to establish additional divisions of the Separate Account from time to time. Amounts credited to any additional divisions established would be invested in shares of other Funds. For any division, we have the right to substitute new Funds.

Subject to applicable provisions of federal securities laws, we have the right to change the investment policy of any division of the Separate Account with the approval of the Massachusetts Insurance Commissioner. If required, evidence of the approval of a material change by the Massachusetts Insurance Commissioner will be filed with the insurance supervisory official of the state where this policy was delivered. We will notify the Owner if the Massachusetts Insurance Commissioner approves any material change. Any change in the plan of operations for the Separate Account will be approved by the New York Superintendent of Insurance before it becomes effective.

We have the right to operate the Separate Account as a unit investment trust under the Investment Company Act of 1940 or in any other form permitted by law.

Accumulation Units

Accumulation units are used to measure the variable account value of this policy. The value of a unit is determined as of the Valuation Time on each Valuation Date for valuation of the Separate Account. The value of any unit can vary from Valuation Date to Valuation Date. That value reflects the investment performance of the division of the Separate Account applicable to that unit. The value of accumulation units is discussed further in Part 7.

Purchase And Sale Of Accumulation Units

Amounts are credited to and taken from divisions of the Separate Account by purchasing and selling accumulation units. Accumulation units will be purchased and sold at the unit value as of the Valuation Time on the Valuation Date of purchase or sale. The number of units purchased or sold will be the amount of money for purchase or sale divided by that unit value.

Example: The amount applied is $550. The date of purchase is June 10, 19X6. The accumulation unit value on that date is $10. The number of units purchased would be 55 ($550 divided by $10 = 55). If, instead, the unit value was $11, then the amount applied would purchase 50 units ($550 divided by $11 = 50).

If we receive premium or a written request that causes us to purchase or sell accumulation units, and we receive that premium or request before the Valuation Time on a Valuation Date, accumulation units will be purchased or sold as of that Valuation Date. Otherwise, accumulation units will be purchased or sold as of the next following Valuation Date.

At the Owner's request, we will purchase or sell accumulation units as of a later Valuation Date.

In no case will accumulation units be purchased or sold before the Register
Date.

The Guaranteed Principal Account

The Guaranteed Principal Account is part of our general account. It has no connection with, and does not depend on, the investment performance of the Separate Account. We have a right to establish additional guaranteed accounts from time to time.

Values Of This Policy

Account Value Of Policy

The account value of this policy on any date is the variable account value of this policy plus the fixed account value of this policy, both determined as of that date.

Variable Account Value Of Policy

The variable account value of this policy reflects:
        . The net premiums for this policy allocated to the Separate Account;
        . Any amounts for this policy transferred into the Separate Account from the Guaranteed Principal Account;
        . Any amounts transferred or withdrawn from the Separate Account for this policy;
        . Any monthly charges for this policy deducted from the Separate
          Account; and
        . The net investment experience of the Separate Account.

Net premiums, transfers, withdrawals, and monthly deductions are all reflected in the variable account value through the purchase or sale of accumulation units. The net investment experience is reflected in the value of the accumulation units. Net premiums are discussed in Part 2, and monthly deductions are discussed in this Part. Transfers and withdrawals are discussed in Part 4.

The value of the accumulation units credited to this policy in a division of the Separate Account is equal to the accumulation unit value in that division on the date the value is determined, multiplied by the number of those units in that division.

The variable account value of this policy on any date is the total of the values of the accumulation units credited to this policy in each division of the Separate Account.

Fixed Account Value Of Policy

The fixed account value of this policy is the accumulation at interest of:

        . The net premiums for this policy allocated to the Guaranteed
          Principal Account; plus
        . Any amounts for this policy transferred into the Guaranteed
          Principal Account from the Separate Account; less
        . Any amounts for this policy transferred or withdrawn from the
          Guaranteed Principal Account; and less
        . Any monthly charges for this policy deducted from the Guaranteed
          Principal Account.

Interest On Fixed Account Value

The fixed account value of this policy earns interest at an effective annual rate defined below. Interest is credited daily to and including the date the fixed account value is determined.

For any fixed account value equal to the amount of any policy loan, the interest rate we use will be the daily equivalent of the greater of:

        . The annual loan interest rate in effect on the previous Monthly
          Calculation Date less not more than 2%; and . The minimum annual interest rate for the Guaranteed Principal Account shown in the Basis Of Computation section on the Schedule Page.

For any fixed account value in excess of the amount of any policy loan, the interest rate we use will be the daily equivalent of the greater of:

        . The minimum annual interest rate for the Guaranteed Principal Account;
          and
        . An alternate annual rate established by us.

Monthly Policy Charges

Monthly Charges

Charges will be deducted monthly from the account value of this policy. The charges are due on each Monthly Calculation Date.

Monthly charges for this policy will be taken from the divisions of the Separate Account and from the Guaranteed Principal Account in proportion to the values of this policy in each of those divisions and in the Guaranteed Principal Account (excluding outstanding policy loans). Deductions will be made, and values will be determined, on the Valuation Date that is on, or next follows, the latest of:

        .  The Register Date;
        .  The date the deduction is due; and
        . The date we receive the amount of premium needed to prevent termination, as discussed in the Grace Period And Termination provision in this Part.

We assess three types of monthly charges: an administrative charge, a mortality charge, and a rider charge; each is discussed below.

Administrative Charge

The amount of the monthly administrative charge will be determined by us. However, it will not be greater than the maximum determined as follows.

(1)  We determine the ratio of:

        . The Consumer Price Index for September of the calendar year preceding the date the charge is due; to
        . The Consumer Price Index for September, 1985.



(2)  We multiply the result of step (1) by $5.00.

(3) We compare the result of step (2) to $9.00; the lower amount is the maximum administrative charge.

The Consumer Price Index we use in this calculation is the Consumer Price Index for all Urban Consumers (U.S. city average - all items) published by the U.S. Department of Labor. If this Index is no longer published or is changed, we can, with the approval of the Superintendent of Insurance for the State of New York, use another index. The new index will be one that, in our judgement, is most comparable to the index we were using. Then, the Consumer Price Index will mean the new index.

Mortality Charge

The maximum monthly mortality charges for each $1,000 of insurance that requires a charge are shown in the Table(s) Of Maximum Monthly Mortality Charges. Maximum charges for each amount of the Selected Face Amount issued in a distinct underwriting classification will be shown in a separate table. If there is more than one table, the table that applies to the most recent increase will be used up to the amount to which that table applies. If the amount of insurance that requires a charge is increased due to the Minimum Face Amount (see Part 5), the table that applies to the most recent increase will also be used for such increase. For any insurance in excess of the amount applicable to the most recent table, the next most recent table(s), up to the amount of each table, will be used.

We have the right to charge less than the maximum charges shown in the table(s). Any change in these charges will apply to all individuals who are in the same class as the Insured. These charges may differ depending on whether or not this policy is in a tax-qualified pension or profit sharing plan.

The amount of insurance that requires a charge is determined as follows. This computation is made as of the date the charge is due. All amounts are computed as of that date.

(a) We compute the account value of this policy after all additions and deductions other than the deduction of the monthly charges.

(b) We determine the amount of benefit under the Death Benefit Option in effect (as discussed in the Death Benefit Options provision in Part 5). The Minimum Face Amount used here is based on the account value computed in (a) above.

(c) We divide the amount of benefit determined in (b) above by 1 plus the monthly equivalent (expressed as a decimal fraction) of the minimum annual interest rate for the Guaranteed Principal Account shown in the Basis Of Computation section on the Schedule Page.

(d) We subtract the account value, as computed in (a) above, from the amount determined in (c) above. The result is the amount of insurance that requires a charge.

Rider Charge

The monthly charges for any rider are shown in a table of charges for that rider.

Grace Period And Termination

If the account value less any policy debt is not enough to cover the monthly charges due on a Monthly Calculation Date, we allow a grace period for payment of the amount of premium (not less than $10) needed to increase the account value so that the monthly deduction can be made. This grace period begins on the date the deduction is due. It ends 61 days after that date or, if later, 30 days after we have mailed a written notice to the Owner at the last known address shown on our records. This notice will state the amount needed to increase the account value to cover the charges.

During the grace period, the policy will continue in force. The policy will terminate if we do not receive payment of the required amount by the end of the grace period.


Part 4.  Life Benefits

A life insurance policy provides a death benefit if the Insured dies while the policy is in force. Rights and benefits are also available before the Insured dies. These "Life Benefits" are discussed in this Part.

Policy Ownership

Rights Of Owner

While the Insured is living, the Owner may exercise all rights given by this policy or allowed by us. These rights include assigning this policy, changing Beneficiaries, changing ownership, enjoying all policy benefits, and exercising all policy options.

The consent of any Irrevocable Beneficiary is needed to exercise any policy right except the rights to:

        . Change the frequency of planned premiums;

        . Change the premium payment plan; and

        . Reinstate this policy after termination.

Assigning This Policy

This policy may be assigned. But for any assignment to be binding on us, we must receive a signed copy of it at our Home Office. We will not be responsible for the validity of any assignment.

Once we receive a signed copy, the rights of the Owner and the interest of any Beneficiary or any other person will be subject to the assignment. An assignment is subject to any policy debt. See the Borrowing On This Policy section in this Part for a discussion of policy debt.

Changing The Owner Or Beneficiary

The Owner or any Beneficiary may be changed while the Insured is living. We do not limit the number of changes that may be made. To make a change, a written request, satisfactory to us, must be received at our Home Office. The change will take effect as of the date the request is signed, even if the Insured dies before we receive it. Each change will be subject to any payment we made or other action we took before receiving the request.

Transfers Of Values

Transfers of values are subject to the limitations stated on the Schedule Page. Subject to those limitations, transfers of values may be made upon direction, satisfactory to us, received at our Home Office. These transfers are:

        . Transfers of values between divisions of the Separate Account. These transfers will be made by selling all or part of the accumulation units in a division and applying the value of the sold units to purchase units in any other division.

        . Transfers of values from one or more divisions of the Separate Account to the Guaranteed Principal Account. These transfers will be made by selling all or part of the accumulation units in a division and applying the value of the sold units to the Guaranteed Principal Account.

        . Transfers of values from the Guaranteed Principal Account to one or more divisions of the Separate Account. These transfers will be made by applying all or part of the value in the Guaranteed Principal Account (excluding any outstanding policy loans) to purchase accumulation units in one or more divisions of the Separate Account.

Transfers will be made as of the Valuation Date specified in the Purchase And Sale Of Accumulation Units provision in Part 3. All transfers made on one Valuation Date will be considered one transfer.

This Policy's Share In Dividends

Policy Is Participating

This policy is "participating," which means it may share in any dividends we pay.

Each year we determine how much money can be paid as dividends. This is called divisible surplus. We then determine how much of this divisible surplus is to be allocated to this policy. This determination is based on this policy's contribution to divisible surplus. Since we do not expect this policy to contribute to divisible surplus, we do not expect that any of that surplus will be available for allocation to this policy.

If any dividends are allocated to this policy, they will be payable on the Policy Anniversary Dates.

How Dividends May Be Used

Dividends may be used in a number of ways. These are called dividend options.

Although we do not expect that any dividends will be payable on this policy, there are four basic dividend options.

        Cash - Dividends will be paid in cash.

        Dividend Accumulations - Dividends will be added to the account value. Dividends will be allocated among the Guaranteed Principal Account and the divisions of the Separate Account as directed for net premiums.

        Paid-Up Additions - Dividends will be used to buy additional level paid-up insurance.

        Reduce Monthly Deductions - Dividends will be used to reduce the monthly deductions we make from the account value to pay the monthly charges.

A dividend option may be elected in the application. It may be changed by the Owner at a later time. If no dividend option is elected in the application, we will apply any dividends payable under the paid-up additions option.

Dividend After Death

If the Insured dies after the first Policy Year, the death benefit will include a pro rata share of any dividend allocated to the policy for the Year death occurs.

Surrendering This Policy And Making Withdrawals

Right To Surrender

This policy may be surrendered for its cash surrender value at any time while the Insured is living. Surrender will be effective on the date we receive this policy and a written surrender request, satisfactory to us, at our Home Office. A later effective date may be elected in the surrender request.

Cash Surrender Value

The cash surrender value is equal to the account value less any surrender charges that apply and less any policy debt. The surrender charge for this policy is the sum of the surrender charges for the original Selected Face Amount and all increases in Selected Face Amount. These charges are shown in the Table(s) Of Surrender Charges. There are separate tables of surrender charges for any increase(s) in the Selected Face Amount.

Making Withdrawals

After the first Policy Year, withdrawals may be made at any time while the Insured is living. The request for a withdrawal must be written and satisfactory to us. It must state the Account (or Accounts) from which the withdrawal will be made. For any withdrawal from the Separate Account, the request must also state the division (or divisions) from which the withdrawal will be made.

The amount of a withdrawal includes the withdrawal charge that applies, as described below. A withdrawal from the Guaranteed Principal Account will be made by reducing the value in that Account to provide the amount of the withdrawal. A withdrawal from a division of the Separate Account will be made by selling a sufficient number of accumulation units to provide the amount of the withdrawal.

The Selected Face Amount will be reduced by the amount of withdrawal if:

        . Death Benefit Option 1 as described in the Death Benefit Options provision in Part 5 is in effect; and

        . We have not received evidence of insurability satisfactory to us.

If the Selected Face Amount is reduced due to a withdrawal, we will send an amended Schedule Page reflecting the change. We will also send any amended Tables pages that may be required. However, the surrender charges for this policy will not be reduced as a result of this reduction in the Selected Face Amount. We have the right to require that the policy be sent to us so that the changes can be made.

Withdrawals will be subject to the limits set forth below.

        . The minimum amount of a withdrawal (including the withdrawal charge) is $l00.

        . A withdrawal charge of 2% of the withdrawal, but not more than $25, will be deducted from the total amount of the withdrawal on any date. The charges shown in the Table Of Surrender Charges do not apply to any withdrawal.

        . The maximum amount of a withdrawal (including the withdrawal charge) on any date is 75% of the cash surrender value of this policy on that date.

Example: Death Benefit Option 1 is in effect and you make a withdrawal without furnishing us satisfactory evidence of insurability. Prior to your withdrawal, your policy has a Selected Face Amount of $50,000 and an account value of $20,000. If you make a withdrawal of $5,000, the account value will be reduced to $15,000 and the Selected Face Amount will be reduced to $45,000. Of the $5,000 withdrawn, $25 is the withdrawal charge and $4,975 is paid to you.

We reserve the right to prohibit withdrawals that would cause the Selected Face Amount to be reduced to an amount less than $25,000.

How We Pay

Any withdrawal made will be paid in one sum. However, if the entire policy is surrendered, the cash surrender value may be paid in one sum, or it may be applied under any payment option elected. See Part 6.

We may delay paying any surrender or withdrawal value from the Guaranteed Principal Account for up to six months from the date the request is received at our Home Office.

We may delay paying any surrender or withdrawal value from the Separate Account during any period that:

        . The New York Stock Exchange (or its successor) is closed, except for normal weekend or holiday closings, or trading is restricted; or

        . The Securities and Exchange Commission (or its successor) determines that a state of emergency exists.

If payment is delayed for more than 10 working days, interest will be added. The amount of interest will be the same as would be paid for the same period of time under Option D of the payment options. See Part 6 for a description of Option D.

Borrowing On This Policy

Right To Make Loans

After the first Policy Year, loans can be made on this policy at any time while the Insured is living. However, the policy must be properly assigned to us before the loan is made. No other collateral is needed. We refer to all outstanding loans plus accrued interest as "policy debt."

Effect Of Loan

A loan is attributed to each division of the Separate Account and to the Guaranteed Principal Account in proportion to the values of this policy in each of those divisions and in the Guaranteed Principal Account (excluding any outstanding policy loans) at the time of the loan. The amount of the loan attributed to each division of the Separate Account will be transferred to the Guaranteed Principal Account. Any such transfer is made by selling accumulation units in the division and applying the value of those units to the Guaranteed Principal Account on the date the loan is made. Any interest added to the loan will be treated as a new loan under this provision.

The amount equal to any outstanding policy loans will be held in the Guaranteed Principal Account, and will earn interest as described in the Interest On Fixed Account Value provision in Part 3.


Maximum Loan Available

The maximum amount that can be borrowed on any date is determined as follows.

(1) We subtract from the account value any surrender charges that would apply if the policy were surrendered on that date.

(2) We calculate 90% of the amount determined in (1) above.

(3) We subtract any policy debt from the amount determined in (2) above. The result is the maximum amount that can be borrowed.

Interest On Loans

Interest is not due in advance. This interest accrues (builds up) each day and becomes part of the policy debt as it accrues.

Interest is due on each Policy Anniversary Date. If interest is not paid when due, it will be added to the loan and will bear interest at the rate payable on the loan.

Example: You have a loan of $1,000. The interest due on the Policy Anniversary Date is $60. If it is not paid on that date, we will add it to the existing loan. The loan will then be $1,060 and interest will be charged on this amount from then on.

The type of interest rate on any loan is elected at the time of application for this policy and cannot be changed. The two types of interest rates available are:

(1) Fixed loan rate of 6% per year; and

(2) An adjustable loan rate. Such rate is an annual rate set by us. This rate may change from year to year. Each year we will set the rate that will apply for the next Policy Year.

    Each year there is a maximum limit on the interest rate we can set. That limit is based on a Published Monthly Average. That Average will be:

        . The Monthly Average Corporates yield shown in Moody's Corporate Bond
          Yield Averages, as published by Moody's Investors Service, Inc., or any successor to that service; or

        . If that Monthly Average is no longer published, a substantially similar average, established by regulation issued by the insurance supervisory official of the state where this policy was delivered.

The maximum limit is the published Monthly Average for the calendar month ending two months before the Policy Year begins or, if higher, the minimum annual interest rate for the Guaranteed Principal Account shown in the Basis Of Computation section on the Schedule Page plus 1%.

Example: A Policy Year begins on June 10, 19X6. The calendar month ending two months before that date is March. The loan interest rate for the Policy Year beginning June 10, 19X6, will not be greater than the Published Monthly Average for March, 19X6. However, if the minimum annual interest rate for the Guaranteed Principal Account (plus 1%) is higher than the Average, then that minimum annual rate (plus 1%) will be the maximum loan interest rate for that Policy Year.

If the maximum limit for a Policy Year is at least 1/2% higher than the rate in effect for the previous year, we may increase the rate to no more than that limit.

If the maximum limit for a Policy Year is at least 1/2% lower than the rate in effect for the previous year, we must decrease the rate to not more than that limit.

We will notify the Owner of the initial rate on a loan at the time the loan is made. While any loan is outstanding, we will send the Owner reasonable advance notice of any change in the interest rate. Any notice we send will state that the loan interest rate is adjustable and will set forth the frequency at which changes in the rate may be made.

Policy Debt Limit

Policy debt (which includes accrued interest) may not equal or exceed the account value less any surrender charges that apply. If this limit is reached, we can terminate this policy. To terminate for this reason, we must mail written notice to the Owner and any assignee shown on our records at their last known addresses. This notice will state an amount that will bring the policy debt back within the limit. If we do not receive payment within 31 days after the date we mailed the notice, the account value will be reduced by any surrender charges that apply and this policy will terminate at the end of those 31 days.

Repayment Of Policy Debt

All or part of any policy debt may be repaid at any time while the Insured is living. However, policy debt can only be repaid while this policy is in force.

Any repayment of policy debt will first be allocated to the Guaranteed Principal Account up to the amount of the policy loan that was attributed to the Guaranteed Principal Account. Any repayment in excess of that amount will be allocated among the Guaranteed Principal Account and the divisions of the Separate Account according to the net premium allocation then in effect.

Other Borrowing Rules

We may delay the granting of any loan attributable to the Guaranteed Principal Account for up to six months.

We may delay the granting of any loan attributable to the Separate Account during any period that:

        . The New York Stock Exchange (or its successor) is closed, except for normal weekend or holiday closings, or trading is restricted; or

        . The Securities and Exchange Commission (or its successor) determines that a state of emergency exists.

Reinstating This Policy

When Reinstatement Can Be Made

After this policy has terminated, it may be reinstated - that is, put back in force. However, the policy cannot be reinstated if it has been surrendered for its cash surrender value. Reinstatement must be made within 5 years after the date of termination and during the Insured's lifetime.

Requirements To Reinstate

Evidence of insurability satisfactory to us is required to reinstate. A premium is also required as a cost to reinstate. That premium must be no less than the amount necessary to produce an account value equal to three times the monthly charges due on the Monthly Calculation Date that is on, or next follows, the date of reinstatement.

Right To Change The Selected Face Amount

Increases In The Selected Face Amount

While this policy is in force, the Selected Face Amount may be increased upon written application. Except for any increase elected under an insurability protection type of rider, evidence of insurability, satisfactory to us, is required for each increase. Any increase must be for at least $15,000, unless we adopt rules that establish a lower minimum. When evidence of insurability is required for an increase, a charge of $75 is deducted from the account value of this policy as of the effective date of the increase; this charge is deducted from each division of the Separate Account and the Guaranteed Principal Account in proportion to the values of this policy in each of those divisions and in the Guaranteed Principal Account (excluding any outstanding policy loans) on that date.

Any increase elected under any insurability protection type of rider will be effective as directed in that rider. Any other increase in the Selected Face Amount will be effective on the Monthly Calculation Date that is on, or next follows, the date we approve the application.

Mortality charges for each increase elected are determined and deducted from the account value of this policy in accordance with the Monthly Charges provision. These charges will be deducted from the account value beginning on the effective date of the increase. Additional surrender charges will apply for each increase elected.

The Owner has a "right to return" any increase in Selected Face Amount as set forth for a new policy on the cover of this policy. However, this right applies only to the increase and to any premiums paid on or after the date of the application for that increase.

No increase in the Selected Face Amount can be elected after the Policy Anniversary Date nearest the Insured's 80th birthday.

Decreases In The Selected Face Amount

After the first Policy Year, the Selected Face Amount may be decreased by the Owner's written request. However, the decrease must not reduce the amount of death benefit provided by the Death Benefit Option in effect on the date of the decrease to an amount less than $50,000.

Any decrease is effective on the Monthly Calculation Date on or next following the date we receive the written request. If a decrease follows one or more increases, the decrease is taken from the most recent increase(s).

Any surrender charge due upon a decrease in the Selected Face Amount is deducted from the account value on the effective date of the decrease. The charge is deducted from each division of the Separate Account and the Guaranteed Principal Account in proportion to the values of this policy in each of those divisions and in the Guaranteed Principal Account (excluding any outstanding policy loans) on that date.

Evidence Of Changes

If the Selected Face Amount is changed, we will send an amended Schedule Page reflecting that change. We will also send any revised or additional Tables pages that may be required. If the Selected Face Amount is increased, we will also send a copy of the application for the increase. However, we have the right to require that the policy be sent to us so that the change can be made.

Reports To Owner

Annual Report

Each year within 30 days after the Policy Anniversary Date, we will mail a report to the Owner. There will be no charge for this report. This report will show the account value at the beginning of the previous Policy Year and all premiums paid since that time. It will also show the additions to, and deductions from, the account value during that Year, and the account value, death benefit, cash surrender value, and policy debt as of the current Policy Anniversary Date.

This report will also include any additional information required by applicable law or regulation.

Illustrative Report

In addition to the periodic reports, we will, upon request, send an illustrative report of projected values to the Owner. We will not charge a fee for providing an illustrative report on an annual basis. However, if the Owner requests illustrative reports more frequently, we may charge a reasonable fee, but only for those additional reports.

Part 5.  The Death Benefit

The death benefit is the amount of money we will pay when we receive due proof at our Home Office that the Insured died while the policy was in force. We discuss the death benefit in this Part.

Amount Of Death Benefit

If the Insured dies while this policy is in force, the death benefit will be the amount of benefit provided by the Death Benefit Option in effect on the date of death, reduced by any policy debt outstanding on the date of death and any unpaid monthly charges to the date of death.

Death Benefit Options

Two Death Benefit Options, described below, are available under this policy. The Death Benefit Option in effect for this policy is shown on the Schedule Page. The Minimum Face Amount is discussed in the next provision.

Death Benefit Option 1 - Under this Option, the amount of benefit is the greater of:

        . The Selected Face Amount in effect on the date of death; and . The Minimum Face Amount in effect on the date of death.

Death Benefit Option 2 - Under this Option, the amount of benefit is the greater of:

        . The Selected Face Amount in effect on the date of death plus the account value on the date of death; and
        . The Minimum Face Amount in effect on the date of death.

Minimum Face Amount

In order to qualify as life insurance under the federal tax laws in effect on the Issue Date, this policy has a Minimum Face Amount. The Minimum Face Amount on any date is a percentage of the account value on that date. The percentage for each Policy Year is shown in the Table Of Minimum Face Amount Percentages in this policy.

Example: The Minimum Face Amount is determined on June 10, 19X6. The account value on that date is $50,000. The last Policy Anniversary Date was May 2, 19X6. If the applicable Minimum Face Amount Percentage for the Policy Year beginning May 2, 19X6, is 260%%, then the Minimum Face Amount is 260% of $50,000, or $130,000.

Changes In The Death Benefit Option

After the first Policy Year, the Death Benefit Option may be changed upon written request. A change in the Death Benefit Option will be effective on the Monthly Calculation Date that is on or next follows the date we approve the change. For a change from Death Benefit Option 1 to Death Benefit Option 2, the Selected Face Amount will be decreased by the amount of the account value on the effective date of the change. For a change from Death Benefit Option 2 to Death Benefit Option 1, the Selected Face Amount will be increased by the amount of the account value on the effective date of the change. No change in Death Benefit Option will be allowed if the Selected Face Amount after the change would be less than $50,000 or any lower limit published in our manuals or bulletins.

Any change from Death Benefit Option 1 to Death Benefit Option 2 requires a written application and evidence of insurability satisfactory to us. In addition, a charge of $75.00 will be deducted from the account value on the effective date of the change. This charge will be taken from the divisions of the Separate Account and from the Guaranteed Principal Account in proportion to the values in each of those divisions and in the Guaranteed Principal Account (excluding outstanding policy loans) on that date. No change from Death Benefit Option 1 to Death Benefit Option 2 will be permitted after the Policy Anniversary Date nearest the Insured's 80th birthday.

When We Pay

The death benefit will be paid within seven days after the date we receive due proof of the Insured's death, and any other requirements necessary for us to make payment, at our Home Office.

Interest On Death Benefit

If the death benefit is paid in one sum, we will add interest from the date of death to the date of payment. The amount of interest will be the same as would be paid under Option D of the payment options for that period of time. See Part 6 for a description of Option D.

If the death benefit is applied under a payment option, interest will be paid from the date of death to the effective date of that option. It will be paid in one sum to the Beneficiary living on that effective date. The amount of interest will be the same as would be paid under Option D for that period of time.

Suicide Exclusion

Except for any increases in the Selected Face Amount, we will pay a limited death benefit if the Insured commits suicide within two years from the Issue Date and while this policy is in force. The limited death benefit will be the amount of premiums paid for this policy, less any amounts withdrawn and any policy debt.

For any increase in the Selected Face Amount, we will pay a limited death benefit if the Insured commits suicide within two years after the effective date of the increase and while it is in force. The limited death benefit will be the monthly deductions made for that increase. However, if the limited death benefit as described in the preceding paragraph is payable, there will be no death benefit for the increase.

Any limited death benefit will be paid in one sum to the Beneficiary.

Part 6.  Payment Options

These are Optional Methods Of Settlement. They provide alternate ways in which payment can be made.

Availability Of Options

All or part of the death benefit or cash surrender value may be applied under any payment option. If this policy is assigned, any amount due to the assignee will be paid in one sum. The balance, if any, may be applied under any payment option.

Minimum Amounts

If the amount to be applied under any option for any one person is less than $2,000, we may pay that amount in one sum instead. If the payments under any option come to less than $20 each, we have the right to make payments at less frequent intervals.

Description Of Options

Our payment options are described below. Any other payment option agreed to by us may be elected. The payment options are described in terms of monthly payments. Annual, semiannual, or quarterly payments may be requested instead. The amount of these payments will be determined in a way that is consistent with monthly payments and will be quoted on request.

If the Schedule Page shows that this policy was issued on a unisex rate basis, the female rates shown in the Option C, E, and F Tables apply in all cases. The male rates in those tables do not apply to unisex rate policies.

Option A

     Fixed Amount Payment Option. Each monthly payment will be for an agreed fixed amount. The amount of each payment may not be less than $10 for each $1,000 applied. Interest will be credited each month on the unpaid balance and added to it. This interest will be at a rate determined by us, but not less than the equivalent of 2.5% per year. Payments continue until the amount we hold runs out. The last payment will be for the balance only.

Option B

     Fixed Time Payment Option. Equal monthly payments will be made for any period selected, up to 30 years. The amount of each payment depends on the total amount applied, the period selected, and the monthly payment rates we are using when the first payment is due. The rate of any payment will not be less than shown in the Option B Table.

                                Option B Table
             Minimum Monthly Payment Rates For Each $1,000 Applied

                                 Monthly                 Monthly
                     Years       Payment      Years      Payment

                       1         $84.28         16        $6.30
                       2          42.66         17         6.00
                       3          28.79         18         5.73
                       4          21.86         19         5.49
                       5          17.70         20         5.27

                       6          14.93         21         5.08
                       7          12.95         22         4.90
                       8          11.47         23         4.74
                       9          10.32         24         4.60
                      10           9.39         25         4.46

                      11           8.64         26         4.34
                      12           8.02         27         4.22
                      13           7.49         28         4.12
                      14           7.03         29         4.02
                      15           6.64         30         3.93

              For quarterly payment, multiply by 2.994. For semiannual payment, multiply by 5.969. For annual payment, multiply by 11.865.

Option C

Lifetime Payment Option. Equal monthly payments are based on the life of a named person. Payments will continue for the lifetime of that person. The three variations are:

                (1) Payments for life only. No specific number of payments is guaranteed. Payments stop when the named person dies.

                (2) Payments guaranteed for amount applied. Payments stop when they equal the amount applied or when the named person dies, whichever is later.

                (3) Payments guaranteed for 5, 10 or 20 years. Payments stop at the end of the selected guaranteed period or when the named person dies, whichever is later.

The Option C Table shows the minimum monthly payment for each $1,000 applied. The actual payments will be based on the monthly payment rates we are using when the first payment is due. They will not be less than shown in the Table.

                                Option C Table
             Minimum Monthly Payment Rates For Each $1,000 Applied

                         Payments             Payments Guaranteed For
            Age*         For Life        Amount       5       10       20
         Male Female       Only         Applied     Years   Years     Years

          35     40       $3.01          $2.95      $3.00    $2.99    $2.97
          40     45        3.18           3.11       3.17     3.16     3.14
          45     50        3.40           3.30       3.39     3.38     3.34
          50     55        3.67           3.53       3.66     3.65     3.58
          55     60        4.03           3.82       4.02     3.99     3.86

          60     65        4.49           4.18       4.47     4.42     4.18
          65     70        5.13           4.63       5.10     4.99     4.51
          70     75        6.01           5.21       5.93     5.69     4.82
          75     80        7.21           5.94       7.03     6.51     5.06
          80     85        8.87           6.89       8.44     7.39     5.20

          85              11.18           8.09      10.19     8.21     5.26

     * Age on birthday nearest due date of the first payment. Monthly payment rates for ages not shown will be furnished on request. Monthly payment rates for ages over 85 are the same as those for 85.

Option D

Interest Payment Option. We will hold any amount applied under this option. Interest on the unpaid balance will be paid each month at a rate determined by us. This rate will be not less than the equivalent of 2.5% per year.

Option E

Joint Lifetime Payment Option. Equal monthly payments are based on the lives of two named persons. While both are living, one payment will be made each month. When one dies, the same payment will continue for the lifetime of the other. The two variations are:

                    (1) Payments for two lives only. No specific number of payments is guaranteed. Payments stop when both named persons have died.

                    (2) Payments guaranteed for 10 years. Payments stop at the end of 10 years, or when both named persons have died, whichever is later.

The Option E Table shows the minimum monthly payment for each $1,000 applied. The actual payments will be based on the monthly payment rates we are using when the first payment is due. They will not be less than shown in the Table.

                                Option E Table
             Minimum Monthly Payment Rates For Each $1,000 Applied

                          Payments For Two Lives Only


                     M50      M55         M60     M65     M70     M75
            Age*     F55      F60         F65     F70     F75     F80
          M     F
          50   55    3.25    $3.35       $3.45   $3.52   $3.57   $3.61
          55   60    3.35     3.50        3.64    3.75    3.84    3.91
          60   65    3.45     3.64        3.83    4.00    4.15    4.27
          65   70    3.52     3.75        4.00    4.26    4.50    4.70
          70   75    3.57     3.84        4.15    4.50    4.85    5.17

          75   80    3.61     3.91        4.27    4.70    5.17    5.65
          80   85    3.63     3.95        4.36    4.86    5.45    6.10

                       Payments Guaranteed For 10 Years

                     M50      M55         M60     M65     M70     M75
            Age*     F55      F60         F65     F70     F75     F80
          M     F

          50   55    $3.24   $3.34       $3.44   $3.51   $3.56   $3.60
          55   60     3.34    3.49        3.63    3.74    3.83    3.90
          60   65     3.44    3.63        3.82    3.99    4.14    4.26
          65   70     3.51    3.74        3.99    4.25    4.48    4.67
          70   75     3.56    3.83        4.14    4.48    4.82    5.12

          75   80     3.60    3.90        4.26    4.67    5.12    5.56
          80   85     3.62    3.94        4.33    4.82    5.36    5.94

     * Age on birthday nearest the due date of the first payment.
       Monthly payment rates for ages not shown will be furnished on request. Monthly payment rates for ages over 85 are the same as those for 85.

Option F

Joint Lifetime Payment Option With Reduced Payments. Monthly payments are based on the lives of two named persons. Payments will continue while both are living. When one dies, payments are reduced by one-third and will continue for the lifetime of the other. Payments stop when both persons have died.

The Option F Table shows the minimum monthly payment for each $1,000 applied. The actual payments will be based on the monthly payment rates we are using when the first payment is due. They will not be less than shown in the Table.

                                Option F Table
             Minimum Monthly Payment Rates For Each $1,000 Applied

                      M50     M55         M60     M65     M70     M75
            Age*      F55     F60         F65     F70     F75     F80
          M     F

          50   55    $3.51   $3.66       $3.82   $3.99   $4.17   $4.35
          55   60     3.66    3.83        4.02    4.22    4.44    4.66
          60   65     3.82    4.02        4.24    4.49    4.76    5.04
          65   70     3.99    4.22        4.49    4.80    5.14    5.49
          70   75     4.17    4.44        4.76    5.14    5.57    6.02

          75   80     4.35    4.66        5.04    5.49    6.02    6.60
          80   85     4.54    4.88        5.31    5.84    6.48    7.22

     * Age on birthday nearest the due date of the first payment. Monthly payment rates for ages not shown will be furnished on request. Monthly payment rates for ages over 85 are the same as those for 85.


Electing A Payment Option

To elect any option, we require that a written request, satisfactory to us, be received at our Home Office. The Owner may elect an option during the Insured's lifetime. If the death benefit is payable in one sum when the Insured dies, the Beneficiary may elect an option with our consent.

Options for any amount payable to an association, corporation, partnership, or fiduciary are available with our consent. However, a corporation or partnership may apply any amount payable to it under Option C, E, or F if the option payments are based on the life or lives of the Insured, the Insured's spouse, any child of the Insured, or any other person agreed to by us.

Effective Date And Payment Dates

The effective date of an option is the date the amount is applied under that option. For a death benefit, this is the date that due proof of the Insured's death is received at our Home Office. For the cash surrender value, it is the effective date of surrender.

The first payment is due on the effective date, except the first payment under Option D is due one month later. A later date for the first payment may be requested in the payment option election. All payment dates will fall on the same day of the month as the first one. No payment will become due until a payment date. No part payment will be made for any period shorter than the time between payment dates.

Example: Monthly payments of $100 are being made to your son on the 1st of each month. He dies on the 10th. No part payment is due your son or his estate for the period between the 1st and the 10th.

Withdrawals And Changes

If provided in the payment option election, all or part of the unpaid balance under Options A or D may be withdrawn or applied under any other option.

If the cash surrender value is applied under Option A or D, we may delay payment of any withdrawal for up to six months. Interest at the rate in effect for Option D during this period will be paid on the amount withdrawn.

Income Protection

To the extent permitted by law, each option payment and any withdrawal shall be free from legal process and the claim of any creditor of the person entitled to them. No option payment and no amount held under an option can be taken or assigned in advance of its payment date, unless the Owner's written consent is given before the Insured dies. This consent must be received at our Home Office.

Part 7.  Notes On Our Computations

This Part covers some technical points about this policy.

Net Investment Factor

For each division of the Separate Account, the Net Investment Factor for any Valuation Period is the gross investment rate for that period plus 1.00000000 and minus an asset charge. This asset charge will be not more than .00002455 for each day of a Valuation Period. The Net Investment Factor may be greater or less than 1.00000000.

For each division of the Separate Account, the gross investment rate for any Valuation Period is equal to:

         . The net earnings of that division during the Valuation Period, divided by
         . The value of the total assets of that division at the beginning of the Valuation Period.

The net earnings of each division are equal to the accrued investment income and capital gains and losses (realized and unrealized) of that division reduced by any amount charged against that division for taxes paid or reserved for by us. The gross investment rate will be determined by us in accordance with generally accepted accounting principles and applicable laws, rules and regulations. This determination shall be conclusive upon the Owner, the Insured, any Beneficiary, any assignee, and any other person under this policy.

Accumulation Unit Value

The value of an accumulation unit in each division was set at $1.00000000 on the first Valuation Date selected by us. The value on any date thereafter is equal to the product of the Net Investment Factor for that division for the Valuation Period that includes that date and the accumulation unit value on the preceding Valuation Date.

Adjustments Of Units And Values

We have the right to split or consolidate the number of accumulation units credited to the policy, with a corresponding increase or decrease in the unit values. We may exercise this right whenever we consider an adjustment of units to be desirable. However, strict equity will be preserved in making any adjustment. No adjustment will have any material effect on the benefits, provisions, or investment return of this policy, or on the Owner, Insured, any Beneficiary, any assignee or other person, or on us.

Basis Of Computation

The Basis Of Computation is the mortality table and interest rate we use to determine:

     . The minimum cash surrender values;
     . The maximum monthly mortality charges;
     . The minimum annual interest earned on the fixed account value of the policy; and
     . The minimum payments under Payment Options C, E, and F.

The mortality table for the minimum cash surrender values and for the maximum monthly mortality charges is shown in each Table Of Maximum Monthly Mortality Charges. The minimum annual rate used to credit interest on the fixed account value of the policy is shown on the Schedule Page. The mortality table specified applies to amounts in a standard underwriting classification. Appropriate modifications are made to this table for any amount that is not in a standard underwriting classification.

In computing the minimum payments under Payment Options C, E, and F, we use mortality rates from the 1983 Table "a" with Projection G for 30 years and with female rates set back five years. The interest used is at an annual rate of 2.5%.

Method Of Computing Values

When required by the state where this policy was delivered, we filed a detailed statement of the method we use to compute the policy benefits and values. These benefits and values are not less than those required by the laws of that state.

WHERE TO FIND IT

                                                                        Page No.

    The Schedule Page......................................................... 1
    Table Of Maximum Monthly Mortality Charges................................ 2
    Table Of Minimum Face Amount Percentages.................................. 3
    Table Of Surrender Charges................................................ 4

Part 1. - The Basics Of This Policy........................................... 5
    The Parties Involved - Owner, Insured,
      Beneficiary, Irrevocable Beneficiary.................................... 5
    Dates - Policy Date, Policy Anniversary Date,
      Policy Year, Issue Date, Maturity Date, Monthly Calculation
      Date, Valuation Date, Valuation Period, Valuation Time, Register
      Date.................................................................... 5
    Policy A Legal Contract................................................... 6
    Representations And Contestability........................................ 6
    Misstatement Of Age Or Sex................................................ 6
    Currency.................................................................. 6
    Meaning Of In Force....................................................... 6
    Home Office............................................................... 7

Part 2. - Premium Payments.................................................... 7
    The First Premium......................................................... 7
    Planned Premiums.......................................................... 7
    Premium Flexibility And Premium Notices................................... 7
    Where To Pay Premiums..................................................... 8
    Right To Refund Premiums.................................................. 8
    Net Premium............................................................... 8
    Allocation Of Net Premiums................................................ 8

Part 3. - Accounts, Values, and Charges....................................... 8
  The Separate Account And The Guaranteed Principal Account................... 8
    The Separate Account...................................................... 8
    Changes In The Separate Account........................................... 8
    Accumulation Units........................................................ 9
    Purchase And Sale Of Accumulation Units................................... 9
    The Guaranteed Principal Account.......................................... 9

  Values Of This Policy....................................................... 9
    Account Value Of Policy................................................... 9
    Variable Account Value Of Policy.......................................... 9
    Fixed Account Value Of Policy............................................ 10
    Interest On Fixed Account Value.......................................... 10

  Monthly Policy Charges..................................................... 10
    Monthly Charges.......................................................... 10
    Administrative Charge.................................................... 11
    Mortality Charge......................................................... 11
    Rider Charge............................................................. 11
    Grace Period And Termination............................................. 12

Part 4. - Life Benefits...................................................... 12
  Policy Ownership........................................................... 12
    Rights Of Owner.......................................................... 12
    Assigning This Policy.................................................... 12
    Changing The Owner Or Beneficiary........................................ 12
    Transfers Of Values...................................................... 12
  This Policy's Share In Dividends........................................... 13
    Policy Is Participating.................................................. 13
    How Dividends May Be Used................................................ 13
    Dividend After Death..................................................... 13

  Surrendering This Policy And Making Withdrawals............................ 13
    Right To Surrender....................................................... 13
    Cash Surrender Value..................................................... 13
    Making Withdrawals....................................................... 14
    How We Pay............................................................... 14

  Borrowing On This Policy................................................... 15
    Right To Make Loans...................................................... 15
    Effect Of Loan........................................................... 15
    Maximum Loan Available................................................... 15
    Interest On Loans........................................................ 15
    Policy Debt Limit........................................................ 16
    Repayment Of Policy Debt................................................. 16
    Other Borrowing Rules.................................................... 16

  Reinstating This Policy.................................................... 17
    When Reinstatement Can Be Made........................................... 17
    Requirements To Reinstate................................................ 17

  Right To Change The Selected Face Amount................................... 17
    Increases In The Selected Face Amount.................................... 17
    Decreases In The Selected Face Amount.................................... 17
    Evidence Of Changes...................................................... 17

  Reports To Owner........................................................... 18
    Annual Report............................................................ 18
    Illustrative Report...................................................... 18

Part 5. - The Death Benefit.................................................. 18
    Amount Of Death Benefit.................................................. 18
    Death Benefit Options.................................................... 18
    Minimum Face Amount...................................................... 18
    Changes In The Death Benefit Option...................................... 19
    When We Pay.............................................................. 19
    Interest On Death Benefit................................................ 19
    Suicide Exclusion........................................................ 19

Part 6. - Payment Options.................................................... 19
    Availability Of Options.................................................. 19
    Minimum Amounts.......................................................... 20
    Description Of Options................................................... 20
    Electing A Payment Option................................................ 24
    Effective Date And Payment Dates......................................... 24
    Withdrawals And Changes.................................................. 24
    Income Protection........................................................ 24

Part 7. - Notes On Our Computations.......................................... 25
    Net Investment Factor.................................................... 25
    Accumulation Unit Value.................................................. 25
    Adjustments Of Units And Values.......................................... 25
    Basis Of Computation..................................................... 25
    Method Of Computing Values............................................... 25

Any riders and endorsements, and a copy of the application for the policy, follow page 25.

--------------------                                       ---------------------

   [LETTERHEAD OF MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY APPEARS HERE]

   FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY

   This Policy provides that:

   Insurance is payable when the Insured dies.
   Within specified limits, flexible premiums may be paid during the Insured's lifetime.
   Annual dividends may be paid.


   Notice of Annual Meeting


   The Insured is hereby notified that by virtue of this policy he or she is a member of Massachusetts Mutual Life Insurance Company and is entitled to vote either in person or by proxy at any and all meetings of said Company. The annual meetings are held at its Home Office in Springfield, Massachusetts, on the second Wednesday of April in each year at 2 o'clock p.m.